UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 14, 2010

CHEETAH OIL & GAS LTD.
(Exact name of registrant as specified in its charter)

Nevada	000-26907	93-1118938
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

17 Victoria Road, Nanaimo, BC Canada	V9R 4N9
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (954) 828.9143

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

 [  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
 [  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)
 [  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))
 [  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01           Entry into Material Definitive Agreement

Effective May 14, 2010, we entered into a consulting agreement with Donald Findlay. The consulting agreement provides for the basic remuneration of Donald Findlay for services to be rendered at the equivalent rate of US$10,000 per month. In addition to the monthly remuneration, we have agreed to an immediate grant of 300,000 stock options of our company to Donald Findlay at an exercise price of $0.10 per share for a period of five (5) years, vesting immediately upon signing the consulting agreement.

Item 3.02           Unregistered Sales of Equity Securities.

Effective May 14, 2010 we granted 400,000 stock options to officers and directors of our company. The stock options are exercisable at $0.10 per share for a period of five (5) years. We issued the stock options to two (2) non-U.S. person (as that term is defined in Regulation S of the Securities Act of 1933), in an offshore transaction relying on Regulation S and/or Section 4(2) of the Securities Act of 1933.

Item 5.02           Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers..

On May 14, 2010, Robert McAllister resigned as president of our company and Donald Findlay, a current director of our company, was appointed president. Robert McAllister remains as chief executive officer and as a director.

Item 7.01           Regulation FD Disclosure

On May 18, 2010, we issued a news release updating shareholders on our company’s general developments.

Item 9.01           Financial Statements and Exhibits

10.1	Consulting Agreement with Donald Findlay dated May 14, 2010.

99.1	News Release dated May 18, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHEETAH OIL & GAS LTD

/s/ Robert McAllister
Robert McAllister
Chief Executive Officer

May 18, 2010